Exhibit 99.2
CONTACT:
Tim Buckman
Callaway Golf
(760) 804-4133
Tim.Buckman@CallawayGolf.com

CALLAWAY GOLF ANNOUNCES REDESIGN OF GLOBAL OPERATIONS SYSTEM

New Manufacturing and Distribution Model Optimizes Efficiencies, Supports Global Operations Strategy

CARLSBAD, Calif., July 27, 2010 – Callaway Golf Company (NYSE: ELY) today announced a restructuring of its global operations to occur over the next 18 months.  The initiative encompasses the reorganization of manufacturing and distribution centers located in Carlsbad, Calif. and Toronto, Canada; the creation of third-party logistics sites in Dallas, Texas, and Toronto; and the establishment of a new production facility in Monterrey, Mexico.  The redesign, which is part of the Company’s previously announced Global Operations Strategy, increases speed and flexibility to the support of customer service demands, optimizes efficiencies and furthers long-term gross margin improvements.

Callaway’s global operations restructure is the result of a comprehensive analysis to identify improved manufacturing and supply chain processes.  This undertaking will provide greater flexibility to shift global production and distribution in response to specific needs and changing global economic factors, and is consistent with the Company’s recent distribution network renovations in Europe, Japan and Southeast Asia.  Callaway’s International business is expected to represent more than half of the Company’s future annual revenue, and this redesign of its global operations allows the Company to better serve this expanding International footprint.

Manufacturing and distribution capabilities will remain in Carlsbad and Toronto, however a gradual reduction in workforce will impact each location over the next 18 months.  Consistent with the Company’s core values, Callaway Golf will provide transition support to impacted employees.

“The redesign of Callaway’s global operations creates a stronger, more flexible model that better positions our business for the future,” said George Fellows, President and CEO, Callaway Golf.  “This decision was based on an extensive review of our operations structure and supports the gross margin improvements necessary to secure our leadership position in a competitive market.”

Callaway Golf announced previously that it will release its second quarter 2010 financial results on Wednesday afternoon, July 28, 2010.  The Company will subsequently hold a conference call to review 2nd quarter financial results and discuss specifics of its global operations redesign at 2:00 p.m. PDT that same day. The call will be broadcast live over the Internet and can be accessed at www.callawaygolf.com.

About Callaway Golf
Through an unwavering commitment to innovation, Callaway Golf Company (NYSE:ELY) creates products and services designed to make every golfer a better golfer. Callaway Golf Company manufactures and sells golf clubs and golf balls, and sells golf accessories, under the Callaway Golf®, Odyssey®, Top-Flite®, and Ben Hogan® brands in more than 110 countries worldwide. For more information please visit www.callawaygolf.com or shop.callawaygolf.com.

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